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                                                                    EXHIBIT 99.1

NEWS RELEASE


          Newport Corporation to Repurchase 90,000 Shares Common Stock


          IRVINE, CALIFORNIA, March 31, 1997...Newport Corporation (Nasdaq:
NEWP) announced today that its board of directors has authorized a program for repurchase of up to 90,000 shares, or 1.0%, of Newport's outstanding Common Stock, to be used for employer equity compensation plans and an employee stock purchase plan. The program will be put into effect immediately.

          Repurchases may be made from time to time by the Company in the open market or in block purchases in compliance with Securities and Exchange Commission guidelines. "We believe that the buy-back of our stock is an attractive opportunity for the Company, a good investment of corporate funds and in the best interests of our shareholders," stated Robert G. Deuster, Newport's President and Chief Executive Officer. As of December 31, 1996, Newport had $3.4 million in cash and cash equivalents.

          Newport Corporation is a global leader in the design, manufacture and marketing of high precision components, instruments and integrated systems to the fiber optic communications, semiconductor equipment, computer peripherals and scientific research markets. The company's innovative products enhance productivity and capabilities of test and measurement and automated assembly for precision manufacturing, engineering and research applications. Customers include Fortune 500 corporations, technology companies and research laboratories in commercial, academic and government sectors worldwide.

          CONTACT: Robert C. Hewitt, Vice President, Chief Financial Officer of Newport, 714-253-1405; or Craig A. Parsons of Pondel Parsons & Wilkinson, 310-207-9300, or Internet: investor@pondel.com.